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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the references to our firm under the captions "Experts" and "Providian Summary Financial Data" and to the incorporation by reference in the Proxy Statement of Providian Corporation, that is made a part of the Registration Statement (Form F-4) and Prospectus of AEGON N.V. for the registration of AEGON N.V. common shares to be issued for the acquisition of Providian Corporation, of our report dated February 4, 1997, with respect to the consolidated financial statements and schedules of Providian Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Louisville, Kentucky
April 11, 1997